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                                   EXHIBIT 12
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HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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(Dollar amounts are in millions)
Nine months ended September 30                                     1999               1998
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
Net income                                                   $    709.9        $      41.5
Income taxes                                                      383.8              205.6
                                                             ----------        -----------
Income before income taxes                                      1,093.7              247.1
                                                             ----------        -----------
Fixed charges:
     Interest expense (1)                                       1,584.4            1,504.8
     Interest portion of rentals (2)                               27.6               42.1
                                                             ----------        -----------
Total fixed charges                                             1,612.0            1,546.9
                                                             ----------        -----------
Total earnings as defined                                    $  2,705.7        $   1,794.0
                                                             ==========        ===========
Ratio of earnings to fixed charges (3)                             1.68               1.16
                                                             ==========        ===========
Ratio of earnings to fixed charges, excluding
     merger and integration related costs                          1.68               1.81
                                                             ==========        ===========

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.